SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES

13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 1)

SQUARE, INC.

(Name of Issuer)

CLASS A COMMON STOCK

(Title of Class of Securities)

852234103

(CUSIP Number)

12/31/16

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

(Continued on following pages)

Page 1 of 11 Pages

CUSIP NO. 852234103	13 G	Page 2 of 11 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. VENTURE 2010 FUND, L.P. (“USV 2010”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-0658604
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 13,899,110 [1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 13,899,110 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,899,110 [1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.7%
12	TYPE OF REPORTING PERSON PN

1	Represents shares of the Issuer’s Class B common stock. Each share of the Issuer’s Class B common stock is entitled to ten votes per share and is convertible at any time into one share of the Issuer’s Class A common stock.

CUSIP NO. 852234103	13 G	Page 3 of 11 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. VENTURE 2010 PARTNERS FUND, L.P. (“USV 2010 PTRS”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-0676355
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 308,270 [1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 308,270 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 308,270 [1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 1%
12	TYPE OF REPORTING PERSON PN

1	Represents shares of the Issuer’s Class B common stock. Each share of the Issuer’s Class B common stock is entitled to ten votes per share and is convertible at any time into one share of the Issuer’s Class A common stock.

CUSIP NO. 852234103	13 G	Page 4 of 11 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. VENTURE 2010 PARTNERS FUND (Q), L.P. (“USV 2010 Q”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-0676356
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,520,930 [1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,520,930 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,520,930 [1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 1%
12	TYPE OF REPORTING PERSON PN

1	Represents shares of the Issuer’s Class B common stock. Each share of the Issuer’s Class B common stock is entitled to ten votes per share and is convertible at any time into one share of the Issuer’s Class A common stock.

CUSIP NO. 852234103	13 G	Page 5 of 11 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. VENTURE 2010-SEED FUND, L.P. (“USV 2010 – SEED”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-1081719
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 40,087
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 40,087
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,087
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 1%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 852234103	13 G	Page 6 of 11 Pages

1	NAME OF REPORTING PERSON SC U.S. VENTURE 2010 MANAGEMENT, L.P. (“USV 2010 MGMT”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-0658603
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

15,768,397 shares, of which 13,899,110 shares of Class B common stock are directly held by USV 2010, 308,270 shares of Class B common stock are directly held by USV 2010 PTRS, 1,520,930 shares of Class B common stock are directly held by USV 2010 Q and 40,087 shares of Class A common stock are directly held by USV 2010-SEED. USV 2010 MGMT is the General Partner of USV 2010, USV 2010 PTRS, USV 2010 Q and USV 2010-SEED.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

15,768,397 shares, of which 13,899,110 shares of Class B common stock are directly held by USV 2010, 308,270 shares of Class B common stock are directly held by USV 2010 PTRS, 1,520,930 shares of Class B common stock are directly held by USV 2010 Q and 40,087 shares of Class A common stock are directly held by USV 2010-SEED. USV 2010 MGMT is the General Partner of USV 2010, USV 2010 PTRS, USV 2010 Q and USV 2010-SEED.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,768,397
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.7%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 852234103	13 G	Page 7 of 11 Pages

1	NAME OF REPORTING PERSON SC US (TTGP), LTD. (“SC US TTGP”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-1162638
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

15,768,397 shares, of which 13,899,110 shares of Class B common stock are directly held by USV 2010, 308,270 shares of Class B common stock are directly held by USV 2010 PTRS, 1,520,930 shares of Class B common stock are directly held by USV 2010 Q and 40,087 shares of Class A common stock are directly held by USV 2010-SEED. SC US TTGP is the General Partner of USV 2010 MGMT, which is the General Partner of each of USV 2010, USV 2010 PTRS, USV 2010 Q and USV 2010-SEED.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

15,768,397 shares, of which 13,899,110 shares of Class B common stock are directly held by USV 2010, 308,270 shares of Class B common stock are directly held by USV 2010 PTRS, 1,520,930 shares of Class B common stock are directly held by USV 2010 Q and 40,087 shares of Class A common stock are directly held by USV 2010-SEED. SC US TTGP is the General Partner of USV 2010 MGMT, which is the General Partner of each of USV 2010, USV 2010 PTRS, USV 2010 Q and USV 2010-SEED.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,768,397
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.7%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 852234103	13 G	Page 8 of 11 Pages

ITEM 1.

(a)	Name of Issuer: Square, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

1455 Market Street, Suite 600

San Francisco, CA 94103

ITEM 2.

(a)	Name of Persons Filing:

Sequoia Capital U.S. Venture 2010 Fund, L.P.

Sequoia Capital U.S. Venture 2010 Partners Fund, L.P.

Sequoia Capital U.S. Venture 2010 Partners Fund (Q), L.P.

Sequoia Capital U.S. Venture 2010-Seed Fund, L.P.

SC U.S. Venture 2010 Management, L.P.

SC US (TTGP), Ltd.

SC US TTGP is the General Partner of USV 2010 MGMT. USV 2010 MGMT is the General Partner of each of USV 2010, USV 2010 PTRS, USV 2010 Q and USV 2010-SEED.

(b)	Address of Principal Business Office or, if none, Residence:

2800 Sand Hill Road, Suite 101

Menlo Park, CA 94025

Citizenship:

SC US TTGP, USV 2010 MGMT, USV 2010, USV 2010 PTRS, USV 2010 Q, USV 2010-SEED: Cayman Islands

(c)	Title of Class of Securities: Common Stock

(d)	CUSIP Number: 852234103

ITEM 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	Ownership

SEE ROWS 5 THROUGH 11 OF COVER PAGES

CUSIP NO. 852234103	13 G	Page 9 of 11 Pages

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.  ☐

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

CUSIP NO. 852234103	13 G	Page 10 of 11 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2017

Sequoia Capital U.S. Venture 2010 Fund, L.P.

Sequoia Capital U.S. Venture 2010 Partners Fund, L.P.

Sequoia Capital U.S. Venture 2010 Partners Fund (Q), L.P.

Sequoia Capital U.S. Venture 2010-Seed Fund, L.P.

By:	SC U.S. Venture 2010 Management, L.P.
General Partner of each

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SC U.S. Venture 2010 Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SC US (TTGP), Ltd.

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

13 G
CUSIP No. 852234103		Page 11 of 11 Pages

EXHIBIT 1

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that the Schedule 13G relating to the Class A common stock of Square, Inc., and any further amendments thereto, to which this Agreement as to Joint Filing of Schedule 13G is attached as an exhibit is filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: February 10, 2017

Sequoia Capital U.S. Venture 2010 Fund, L.P.
Sequoia Capital U.S. Venture 2010 Partners Fund, L.P.
Sequoia Capital U.S. Venture 2010 Partners Fund (Q), L.P. Sequoia Capital U.S. Venture 2010-Seed Fund, L.P.

By:	SC U.S. Venture 2010 Management, L.P.
General Partner of each

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SC U.S. Venture 2010 Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SC US (TTGP), Ltd.

By:	/s/ Douglas Leone
Douglas Leone, Managing Director